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DATA STATED IN THOUSANDS

                            VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION


REGULATION                 STATEMENT CAPTION               FIRST QTR. FIRST QTR.    TO DATE
                                                              1996       1995    1996     1995
5-02 (1)            Cash and Cash Items                      10088      11252   10088    11252
5-02 (2)            Marketable Securities                    77037      75554   77037    75554
5-02 (3)(b)(1)      Notes Receivable                        197201     174450  197201   174450
5-02 (4)            Allowance for Doubtful Accounts           2289       2115    2289     2115

5-02 (15)           Total Assets                            296239     272891  296239   272891

5-02 (24)           Other Liabilities                       268666     248152  268666   248152
5-02 (30)           Common Stock                               735        721     735      721
5-02 (31)(a)(2)     Additional Capital Other                  9784       9222    9784     9222
5-02 (31)(a)(3)(ii) Retained Earnings - Unappropriated       17044      14796   17044    14796

5-03 (b)(1)(e)      Other Revenues                            6819       5865    6819     5865
5-03 (b)(2)(e)      Cost of Other Revenues                    2507       2373    2507     2373
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                             2859       2527    2859     2527
5-03 (b)(10)        Income Before Taxes and Other Items       1453        965    1453      965
5-03 (b)(11)        Income Tax Expense                         506        322     506      322
5-03 (b)(14)        Income/Loss from Continuing Operations     947        643     947      643

5-03 (b)(19)        Net Income or Loss                         947        643     947      643



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